                                                                     Exhibit 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION


                                 BY AND AMONG


                             INFOSPACE.COM, INC.,

                       IQORDER ACQUISITION CORPORATION,

                              IQORDER.COM, INC.,

                                MICHAEL BATES,

                                JAMES FERGUSON,

                                KELVIN MOELLER

                                      AND

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                 April 7, 2000
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                                   CONTENTS

1.   Certain Definitions..................................................   2

2.   The Merger...........................................................  10
     2.1  Merger; Effective Time..........................................  10
     2.2  Closing.........................................................  10
     2.3  Effect of the Merger............................................  10

3.   Effect of Merger on the Capital Stock of the Constituent Corporations;
     Exchange of Certificates.............................................  11
     3.1  Purchase Price..................................................  11
     3.2  Exchange of Stock...............................................  11
     3.3  Company Options and Warrants....................................  12
     3.4  Conversion of Sub Common Stock..................................  12
     3.5  Adjustments to Parent Common Stock..............................  13
     3.6  Fractional Shares...............................................  13
     3.7  Exchange of Certificates........................................  13
     3.8  Taking of Necessary Action; Further Action......................  15
     3.9  Escrow Account..................................................  15
     3.10 Dissenters' Rights..............................................  15
     3.11 Dissenting Shares After Payment of Fair Value...................  16
     3.12 Tax and Accounting Consequences.................................  16

4.   Securities Act Compliance............................................  16

5.   Representations and Warranties of the Company........................  17
     5.1  Organization, Qualification, and Corporate Power................  17
     5.2  Authorization...................................................  17
     5.3  Capitalization..................................................  18
     5.4  Noncontravention................................................  19
     5.5  Fees............................................................  19
     5.6  Financial Statements............................................  19
     5.7  Subsidiaries....................................................  20
     5.8  Title to Assets.................................................  20
     5.9  Events Subsequent to Most Recent Fiscal Period End..............  20
     5.10 Undisclosed Liabilities.........................................  22
     5.11 Legal Compliance................................................  23
     5.12 Tax Matters.....................................................  23
     5.13 Properties......................................................  25
     5.14 Intellectual Property...........................................  25
     5.15 Tangible Assets.................................................  30
     5.16 Operation of Website............................................  30

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     5.17  Contracts.............................................  31
     5.18  Notes and Accounts Receivable.........................  33
     5.19  Power of Attorney.....................................  34
     5.20  Insurance.............................................  34
     5.21  Litigation............................................  34
     5.22  Restrictions on Business Activities...................  34
     5.23  Product Warranty......................................  35
     5.24  Employees.............................................  35
     5.25  Employee Matters and Benefits.........................  35
     5.26  Guaranties............................................  39
     5.27  Environment, Health, and Safety.......................  40
     5.28  Certain Business Relationships With the Company.......  41
     5.29  No Adverse Developments...............................  41
     5.30  Full Disclosure.......................................  42
     5.31  H-1B Visas............................................  42

6.   Representations and Warranties of Parent and Sub............  42
     6.1   Organization, Qualification, and Corporate Power......  42
     6.2   Authorization.........................................  42
     6.3   Capitalization........................................  43
     6.4   Noncontravention......................................  43
     6.5   SEC Filings...........................................  44
     6.6   Brokers' Fees.........................................  44
     6.7   Financial Statements..................................  44
     6.8   No Material Adverse Effect............................  44
     6.9   Litigation............................................  45

7.   Pre-Closing Covenants.......................................  45
     7.1   General...............................................  45
     7.2   Notices and Consents..................................  45
     7.3   Operation of Business.................................  45
     7.4   Access to Information.................................  46
     7.5   Notice of Developments................................  46
     7.6   Shareholder Approval..................................  46
     7.7   No Solicitation.......................................  47
     7.8   Regulatory Filings....................................  47
     7.9   Option Grants.........................................  48
     7.10  Obligation to Update Disclosure Letter................  48
     7.11  Fairness Hearing and Permit; Registration;
           Shareholder Approval..................................  48

8.   Post-Closing Covenants......................................  50
     8.1   General...............................................  50
     8.2   Litigation Support....................................  50

     8.3   Confidentiality.......................................  51
     8.4   FIRPTA Compliance.....................................  51
     8.5   Registration Statement................................  51
     8.6   Additional Documents and Further Assurances...........  52
     8.7   Tax Free Reorganization...............................  52

9.   Conditions to Obligations to Close..........................  52
     9.1   Conditions to Parent's and Sub's Obligation to Close..  52
     9.2   Conditions to the Company's Obligations...............  55

10.  Survival of Representations, Warranties and Covenants;
     Indemnity; Escrow...........................................  57
     10.1  Survival of Representations and Warranties............  57
     10.2  Escrow Arrangements...................................  57
     10.3  Exclusive Remedy......................................  65
     10.4  Silicon Stemcell Matter...............................  65

11.  Termination.................................................  66
     11.1  Termination of the Agreement..........................  66
     11.2  Effect of Termination.................................  67
     11.3  Termination Fees and other Events.....................  67

12.  Miscellaneous...............................................  69
     12.1  Press Releases and Public Announcements...............  69
     12.2  No Third-Party Beneficiaries..........................  69
     12.3  Entire Agreement and Modification.....................  69
     12.4  Succession and Assignment.............................  69
     12.5  Counterparts..........................................  69
     12.6  Headings..............................................  70
     12.7  Notices...............................................  70
     12.8  Governing Law.........................................  71
     12.9  Forum Selection; Consent to Jurisdiction..............  71
     12.10 Waivers...............................................  71
     12.11 Severability..........................................  72
     12.12 Expenses..............................................  72
     12.13 Construction..........................................  72
     12.14 Company Disclosure Letter.............................  72
     12.15 Attorneys' Fees.......................................  72
     12.16 Further Assurances....................................  73
     12.17 Time of Essence.......................................  73

                                   EXHIBITS

Exhibit A-1    Certificate of Merger

Exhibit A-2    Articles of Merger

Exhibit B      Form of Voting Agreement

Exhibit C-1    List of Persons signing Non-competition Agreements

Exhibit C-2    Form of Non-competition Agreement

Exhibit D-1    List of Persons signing Employment Agreements

Exhibit D-2    Form of Employment Agreement

Exhibit E-1    Shareholder Certificate

Exhibit E-2    Affiliate Certificate

Exhibit F      Form of Registration Rights Agreement

Exhibit G-1    List of Persons signing Non-Disclosure, Invention Release and
                   Non-Competition Agreement

Exhibit G-2    Form of Non-Disclosure, Invention Release and Non-Competition
                   Agreement

Exhibit H      Opinion of Company Counsel

Exhibit I-1    List of Persons signing Restricted Stock Agreements

Exhibit I-2    Form of Restricted Stock Agreement

Exhibit J      Form of Release

Exhibit K      Form of Optionee Consent

Exhibit L      Opinion of Parent Counsel

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of April 7, 2000, by and among InfoSpace.com, Inc., a Delaware corporation ("Parent"), IQorder Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), IQorder.com, Inc., an Arizona corporation (the "Company"), and, as to Section 10.2 hereof only, ChaseMellon Shareholder Services, L.L.C., as Escrow Agent, and, as to Sections 10.4 and 12 hereof only, Michael Bates, James Ferguson and Kelvin Moeller. Parent, the Company and Sub are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   RECITALS

     A. Parent and the Company desire to combine their respective businesses. While the Parties would prefer to merge the Company directly with and into Parent, the Company has certain contracts, which require review and analysis to determine their assignability. Given that the benefits of the combination depend in part on timeliness, the Parties do not desire to delay the combination pending such review and analysis.

     B. The Parties therefore believe it is advisable and in their respective best interests to effect the business combination provided for in this Agreement, pursuant to which (i) Sub shall, subject to the terms of this Agreement and the applicable provisions of Delaware Law and the Arizona Act, merge with and into the Company and (ii) as soon as reasonably practicable thereafter, the Company shall merge with and into Parent (the "Upstream Merger," and together with the Merger, the "Reorganization").

     C. Pursuant to the Certificate of Merger in the form attached hereto as Exhibit A-1 (the "Certificate of Merger") providing for the merger of Sub with and into the Company pursuant to the Delaware General Corporation Law and the Articles of Merger in the form attached hereto as Exhibit A-2 (the "Articles of Merger") pursuant to the Arizona Business Corporation Act, the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time will be converted into shares of Common Stock of Parent.

     D. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     E. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement, and (i) this Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the Merger is intended to be accounted for as a purchase.

     F. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, certain shareholders of the Company are entering into voting agreements in the form of Exhibit B hereto (the "Voting Agreements"), non-competition agreements in the form of Exhibit C-2 hereto (the "Non-Competition Agreements") and employment agreements in the form of Exhibit D-2 hereto (the "Employment Agreements").

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

                                   AGREEMENT

1.   Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

     "1996 Plan" has the meaning set forth in Section 3.3.

     "Acquisition Proposal" has the meaning set forth in Section 7.7(c).

     "Additional Shares" has the meaning set forth in Section 3.1.

     "Advisory Fees" means all fees or commissions payable by the Company to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

     "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Affiliated Group" has the meaning set forth in Section 5.12(d).

     "Ancillary Agreements" has the meaning set forth in Section 5.2.

     "Arizona Act" means the Arizona Business Corporation Act.

     "Articles of Merger" has the meaning set forth in the Recitals.

     "Average Closing Price" shall mean the average of the closing price of the Parent Common Stock as reported in the Wall Street Journal on the Nasdaq National Market for (i) the five (5) trading days ending immediately prior to the date of this Agreement, and (ii) the five (5) trading days ending immediately prior to the Closing Date.

     "Basket Amount" has the meaning set forth in Section 10.2(a).

     "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Bridge Loan Account" means the segregated corporate account of the Company at Norwest Bank established in connection with the bridge loan of $10,000,000 made by Parent to the Company.

     "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Business Condition" means the business, financial condition, results of operations and assets of a corporate entity.

     "Certificate of Merger" has the meaning set forth in the Recitals.

     "Certificates" has the meaning set forth in Section 3.7(c).

     "Closing Balance Sheet" means the balance sheet of the Company as of the Closing Date prepared in accordance with GAAP; provided, however, that the Closing Balance Sheet lacks footnotes and certain other presentation items and is subject to normal year end adjustments which will not be material individually or in the aggregate.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Closing Date Consideration" has the meaning set forth in Section 3.1.

     "Code" has the meaning set forth in Section 3.12.

     "Company Agreement" has the meaning set forth in Section 5.9(b).

     "Company Capital Stock" has the meaning set forth in Section 2.1.

     "Company Disclosure Letter" means the Company Disclosure Letter delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement.

     "Company Fully Diluted Shares" shall have the meaning set forth in Section 3.1.

     "Company Intellectual Property" means any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company.

     "Company Options" has the meaning set forth in Section 3.3.

     "Company Plan" has the meaning set forth in Section 3.3.

     "Company Registered Intellectual Property Rights" has the meaning set forth in Section 5.14(a).

     "Company Shareholders" shall mean the shareholders of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

     "Constituent Corporations" has the meaning set forth in Section 2.3.

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

          (a) the merger of the Company with Sub and the issuance by Parent of the Parent Common Stock;

          (b) the execution, delivery, and performance of the Employment Agreements, the Voting Agreements and the Non-Competition Agreements;

          (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

     "Copyrights" has the meaning set forth in the definition of Intellectual Property Rights.

     "Delaware Law" means the Delaware General Corporation Law.

     "Dissenting Payments" has the meaning set forth in Section 3.10(c).

     "Dissenting Shares" has the meaning set forth in Section 3.10(a).

     "DOJ" has the meaning set forth in Section 7.8.

     "Effective Date" has the meaning set forth in Section 2.1.

     "Effective Time" has the meaning set forth in Section 2.1.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement; (b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Employment Agreements" has the meaning set forth in the Recitals.

     "Escrow Agent" has the meaning set forth in Section 10.2(a).

     "Escrow Amount" has the meaning set forth in Section 3.9.

     "Escrow Fund" has the meaning set forth in Section 10.2(a).

     "Escrow Period" has the meaning set forth in Section 10.2(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in Section 3.7(a).

     "Exchange Ratio" has the meaning set forth in Section 3.2.

     "FTC" has the meaning set forth in Section 7.8.

     "Financial Statements" has the meaning set forth in Section 5.6.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question. For purposes of this definition, the requirement that such principles be applied on a "consistent basis" shall mean that accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

     "Governmental Body" means any:

          (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, provincial, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

     "HSR Act" has the meaning set forth in Section 5.2.

     "Indemnified Persons" has the meaning set forth in Section 10.2(a).

     "Information Technology" has the meaning set forth in Section 5.14(x).

     "Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     "Knowledge" --an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) such individual could reasonably be expected under the circumstances to be aware of such fact or other matter.

          A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Letter of Transmittal" has the meaning set forth in Section 3.7(c).

     "Loss" or "Losses" has the meaning set forth in Section 10.2(a).

     "Maskworks" has the meaning set forth in the definition of Intellectual Property Rights.

     "Material Adverse Effect" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions, or
(ii) performance by such corporate entity of its obligations under this Agreement; provided, however, that a decline in the trading price of the Parent Common Stock, whether occurring at any time or from time to time, as reported by the Nasdaq National Market or any other automated quotation system or exchange shall not in and of itself be deemed to constitute a Material Adverse Effect on Parent.

     "Merger" has the meaning set forth in Section 2.1.

     "Merger Consideration" has the meaning set forth in Section 3.1.

     "Most Recent Balance Sheet" has the meaning set forth in Section 5.8.

     "Most Recent Financial Statements" has the meaning set forth in Section
5.6.

     "Most Recent Fiscal Period End" has the meaning set forth in Section 5.6.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

     "Net Working Capital" shall mean the difference, as reflected on the Closing Balance Sheet, between the Company's current assets and current liabilities, excluding, however, the the $10,000,000 bridge loan and any accrued interest thereon made by Parent to the Company as reflected on the Closing Balance Sheet.

     "Non-Competition Agreements" has the meaning set forth in the Recitals.

     "Officer's Certificate" has the meaning set forth in Section 10.2(d).

     "Ordinary Course of Business" --an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

     "Outstanding Company Capital Stock" has the meaning set forth in Section
3.1.

     "Parent SEC Reports" has the meaning set forth in Section 6.5.

     "Parent Common Stock" has the meaning set forth in Section 2.1.

     "Patents" has the meaning set forth in the definition of Intellectual Property Rights.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Principal Shareholders" shall mean Michael Bates, James Ferguson and Kelvin Moeller.

     "Private Placement Exemption" has the meaning set forth in Section 4.

     "PTO" has the meaning set forth in Section 5.14(a).

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Registered Intellectual Property Rights" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks;
(iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

     "Registration Statement" has the meaning set forth in Section 8.5.

     "Replacement Options" has the meaning set forth in Section 3.3.

     "Reorganization" has the meaning set forth in the Recitals.

     "Representatives" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, shareholders and other representatives.

     "Securities Act" has the meaning set forth in Section 4.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SEC" means the United States Securities and Exchange Commission.

     "Share Consideration" has the meaning set forth in Section 3.1.

     "Shareholder Agent" means Michael Bates, Kelvin Moeller and Michael O'Malley, collectively, as agents and attorneys-in-fact for each of the Company Shareholders, and any successor Shareholder Agent appointed pursuant to Section 10.2(g).

     "Stemcell" has the meaning set forth in Section 5.14(v).

     "Stock Rights" has the meaning set forth in Section 5.3(b).

     "Surviving Corporation" has the meaning set forth in Section 2.3.

     "Tax" or "Taxes" have the meanings set forth in Section 5.12(a).

     "Tax Returns" has the meanings set forth in Section 5.12(b).

     "Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

     "Trademarks" has the meaning set forth in the definition of Intellectual Property Rights.

     "Voting Agreements" has the meaning set forth in the Recitals.

     "Upstream Merger" has the meaning set forth in the Recitals.

     "Year 2000 Compliant" has the meaning set forth in Section 5.14(x).

2.   The Merger

     2.1  Merger; Effective Time.

     Subject to the terms and conditions of this Agreement and the applicable provisions of Delaware Law and the Arizona Act, Sub will be merged with and into the Company (the "Merger"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Certificate of Merger and the Articles of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law and the Arizona Corporation Commission in accordance with the Arizona Act, respectively, and each issued and outstanding share of capital stock of the Company ("Company Capital Stock") shall be converted into shares of Common Stock, $0.0001 par value, of Parent ("Parent Common Stock") in the manner contemplated by Section
3. The Merger shall become effective at the time of the acceptance of the Articles of Merger by the Arizona Corporation Commission (the date of such acceptance being hereinafter referred to as the "Effective Date" and the time of such acceptance being hereinafter referred to as the "Effective Time").

     2.2  Closing.

     The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "Closing Date"), at the offices of Perkins Coie, LLP, 1201 Third Avenue, Seattle, Washington.

     2.3  Effect of the Merger.

     At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is IQorder.com, Inc.", (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation,
(iv) the directors of Sub shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of Sub shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, (vi) each issued and outstanding share of capital stock of Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving

Corporation, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

     3.1  Purchase Price.

          (a) The aggregate purchase price for (A) the total number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Capital Stock") and (B) the total number of shares of Company Capital Stock issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Capital Stock immediately prior to the Effective Time (collectively, the "Company Fully Diluted Shares") shall be equal to fifty-eight million dollars ($58,000,000), subject to adjustment as provided in subsection (c) (the "Purchase Price"), payable by that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Purchase Price, by (ii) the Average Closing Price (the "Share Consideration").

          (b) Notwithstanding anything herein to the contrary, in the event the quotient (the "Closing Date Consideration") obtained by dividing (i) the Purchase Price, by (ii) the closing price of Parent Common Stock on the Nasdaq National Market on the trading day first preceding the Closing Date, is greater than the Share Consideration, the Share Consideration shall be increased by the number of shares of Parent Common Stock equal to (x) the Closing Date Consideration, less (y) the Share Consideration calculated pursuant to subsection (a) above (the "Additional Shares", and together with the Share Consideration, the "Merger Consideration").

          (c) Notwithstanding anything herein to the contrary, if the Net Working Capital is less than zero, the Purchase Price shall be reduced, dollar for dollar, by (i) the amount of negative Net Working Capital, if any, reflected on the Closing Balance Sheet, (ii) any and all Advisory Fees which are unpaid as of the Closing and not otherwise reflected on the Closing Balance Sheet, and
(iii) the amount equal to the difference, if any, between ten million dollars ($10,000,000) and the balance of the Bridge Loan Account as of the Closing (exclusive of any accrued interest thereon). Notwithstanding anything herein to the contrary, if the Net Working Capital is greater than zero, the Purchase Price shall be adjusted, dollar for dollar, by adding the amount of the positive Net Working Capital reflected on the Closing Balance Sheet less (x) any and all Advisory Fees which are unpaid as of the Closing and not otherwise reflected on the Closing Balance Sheet, and (y) the amount equal to the difference, if any, between ten million dollars ($10,000,000) and the balance of the Bridge Loan Account as of the Closing (exclusive of any accrued interest thereon).

     3.2  Exchange of Stock.

     As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of Company Shareholders, be converted into a number of shares of Parent Common Stock based upon the Exchange Ratio. The "Exchange Ratio" for Parent Common Stock shall be equal to the quotient obtained by dividing the Merger Consideration by the number of Company Fully Diluted Shares that are outstanding immediately prior to the Effective Time.

     3.3  Company Options and Warrants.

     On or before the Closing Date, each holder of options and warrants to purchase Company Capital Stock whether vested or unvested (collectively, the "Company Options") (including all outstanding options granted under the Company's Stock Option Plan adopted July 12, 1999 (the "Company Plan"), and any individual non-plan options) outstanding as of the Effective Time shall have entered into a written agreement providing that the Company Options held by such holder shall be replaced by an option to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent ("Replacement Options"). If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule and vesting commencement date and characterization as incentive stock options or non-qualified stock options of the Company Options will otherwise be unchanged, except that all Replacement Options for unvested Company Options shall be subject to a two-year quarterly vesting schedule commencing on the Closing Date. All other terms and conditions of the Replacement Options shall be as provided in Parent's Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan") and standard form of agreement, copies of which have been provided to the Company. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of shares of Parent Common Stock subject to exercise under a Replacement Option after the Effective Time. Prior to the Effective Time, the Company shall take all action necessary so that all Company Options issued to non-employees of the Company are either exercised in full or terminated prior to the Effective Time.

     3.4  Conversion of Sub Common Stock.

     Each share of common stock, $0.0001 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the

Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     3.5  Adjustments to Parent Common Stock.

     The number of shares of Parent Common Stock issuable hereunder shall, except if otherwise provided, be adjusted to reflect fully the effect of any stock split (including the stock split effective on or about April 6, 2000), reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

     3.6  Fractional Shares.

     No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share (after aggregating all shares to which a Company Shareholder shall be entitled) shall be rounded to the nearest whole share of Parent Common Stock.

     3.7  Exchange of Certificates.

          (a) Exchange Agent. Prior to the Closing Date, Parent shall appoint ChaseMellon Shareholder Services, L.L.C., to act as the exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Parent Common Stock. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this
Section 3, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Capital Stock, other than the shares to be held in escrow pursuant to Section 3.9 hereof.

          (c) Exchange Procedures. Within ten (10) days after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (less any shares held in escrow pursuant to Section 3.9 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify, including appropriate investment representations)(the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to Section 3.9 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate in the form of Exhibit E-1 or E-2, as applicable, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock (less any shares held in escrow pursuant to Section 3.9 hereof) to which the holder of Company Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 3.7, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted.

          (d) No Further Ownership Rights in Capital Stock of the Company. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.6, provided that the presenting holder is listed on the Company's shareholder list as a holder of Company Capital Stock.

          (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (h)  No Liability.  Notwithstanding anything to the contrary in this
Section 3.7, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.8  Taking of Necessary Action; Further Action.

     Parent, Sub and the Company shall take all such actions as may be reasonably necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

     3.9  Escrow Account.

     The Parties agree that such number of shares of Parent Common Stock constituting a portion of the Merger Consideration equal to $5,800,000 divided by the Average Closing Price and rounded to the nearest whole share for each Company Shareholder (the "Escrow Amount") will, without any act of any Company Shareholder, be deposited with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms of Section 10.2. The portion of the Escrow Amount contributed on behalf of each such Company Shareholder shall be in proportion to the aggregate Merger Consideration which such Company Shareholder would otherwise be entitled to receive. No shares of Parent Common Stock shall be deposited in the escrow fund with respect to the Company Options.

     3.10 Dissenters' Rights.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with the Arizona Act and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by the Arizona Act.

           (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

           (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the Arizona Act and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares (the "Dissenting Payments"), Parent shall be entitled to recover under the terms of Section 10 hereof (by surrender of shares of Parent Common Stock) (i) the aggregate amount by which the Dissenting Payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment; provided, however, that if the aggregate amount of the Dissenting Payments is less than the aggregate Merger Consideration that otherwise would have been payable in respect of such shares, Parent shall be entitled to recover pursuant to this Section 3.10(c) its fees and expenses described in clause (ii) above only to the extent that such fees and expenses exceed the amount by which the Dissenting Payments is less than the aggregate Merger Consideration that otherwise would have been payable in respect of such shares.

     3.11  Dissenting Shares After Payment of Fair Value.

     Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to the Arizona Act, shall be canceled.

     3.12  Tax and Accounting Consequences.

     It is intended by the Parties hereto that the Merger shall (i) qualify as part of a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) qualify for accounting treatment as a purchase. Each Party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

4.   Securities Act Compliance.

     Subject to Section 7.11, the shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities

Act of 1933, as amended (the "Securities Act") either by reason of (i) Section 3(a)(10) of the Securities Act, or (ii) an exemption from registration set forth in Regulation D (the "Private Placement Exemption"). In the event, pursuant to
Section 7.11, Parent and the Company determine that the Merger Consideration may not be issued in reliance on Section 3(a)(10) of the Securities Act or the Private Placement Exemption, Parent shall promptly prepare and file with the SEC a Form S-4 as provided in Section 7.11 for the purpose of registering the offer and sale of the Merger Consideration on Form S-4.

5.   Representations and Warranties of the Company.

     The Company hereby represents and warrants to Parent that, except as otherwise provided in the Company Disclosure Letter, the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

     5.1  Organization, Qualification, and Corporate Power.

     The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state other than Arizona and California in which the Company owns any property or in which it has any employees, offices or operations. The Company has full corporate power and authority, and has all necessary regulatory licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Company Disclosure Letter lists the directors and officers of the Company. Except as set forth in Section 5.1 of the Company's Disclosure Letter, the operations now being conducted by the Company have not been conducted under any other name since its inception. The copies of the Company's Articles of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent or its counsel are accurate, correct and complete as of the date hereof and shall be as of the Effective Time.

     5.2  Authorization.

     The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") to which it is a Party, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a Party. This Agreement and the Ancillary Agreements to which the Company is a Party and the Contemplated Transactions have been approved by the unanimous vote of the Company's Board of Directors. This Agreement and the Ancillary

Agreements to which the Company is a Party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) the filing of the Articles of Merger with the Arizona Corporation Commission and the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     5.3  Capitalization.

          (a) Capital Stock. The entire authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, 22,697,623 of which are issued and outstanding. The Company has no authorized preferred stock. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the respective shareholders as set forth in Section 5.3(a) of the Company Disclosure Letter. All of the outstanding shares of capital stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

          (b) No Other Rights or Agreements. Section 5.3(b) of the Company Disclosure Letter lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which Company is a party relating to the issued or unissued capital stock or other securities of Company, including, without limitation, any agreement or commitment obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to Company, or obligating Company to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Sub (the "Stock Rights"), and the number and class of shares of Company Capital Stock subject to such Stock Rights. Except as set forth in Section 5.3(b) of the Company Disclosure Letter, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in Section 5.3(b) of the Company's Disclosure Letter, no terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected by the execution of the Agreement or the consummation of the transactions contemplated hereby. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

          (c) Option Holders. The Company shall ensure that no Company Options are exercised from and after the date that is seven (7) days prior to the Closing Date.

     5.4  Noncontravention.

     Except as set forth in Section 5.4 of the Company's Disclosure Letter, neither the execution and the delivery of this Agreement by the Company nor the consummation of the Contemplated Transactions will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Articles of Incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

     5.5  Fees.

     The Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

     5.6  Financial Statements.

     Section 5.6 of the Company Disclosure Letter contains the following financial statements (collectively the "Financial Statements"): (i) compiled balance sheets and statements of income and cash flows as of and for the fiscal year ended December 31, 1999 for the Company; and (ii) a compiled balance sheet and statements of income and cash flows (the "Most Recent Financial Statements") as of and for the two (2) months ended February 29, 2000 (the "Most Recent Fiscal Period End") for the Company. The Financial Statements, (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein.

     5.7  Subsidiaries.

     Except as set forth in Section 5.7 of the Company's Disclosure Letter, the Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     5.8  Title to Assets.

     Except as set forth in Section 5.8 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Company Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests whether absolute, contingent or otherwise, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than the Company will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of the Company or situated on any of the premises of the Company except for such assets or properties which are leased by the Company as set forth on Section 5.8 of the Company's Disclosure Letter. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of the Company (or any interest therein) except for this Agreement.

     5.9  Events Subsequent to Most Recent Fiscal Period End.

     Since the Most Recent Fiscal Period End, there has not been any event having a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date, except as set forth in Section 5.9 of the Company's Disclosure Letter:

          (a) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

          (b) the Company has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Company Agreement") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business,
(iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

          (c) no party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

          (d) none of the assets of the Company, tangible or intangible, has become subject to any Security Interest;

          (e) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $10,000 in the aggregate of all such capital expenditures;

          (f) the Company has not made any capital investment in, or any loan to, any other Person;

          (g) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

          (h) the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

          (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of the Company;

          (j) there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights,
(v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (k) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

          (l) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

          (m) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

          (n) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (o) the Company has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

          (p) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (q) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

          (r) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

          (s) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

          (t) the Company has not received notice and does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

          (u) the Company has not changed any of the accounting principles followed by it or the method of applying such principles;

          (v) the Company has not made a change in any of its banking or safe deposit arrangements;

          (w) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

          (x) the Company has not become obligated to do any of the foregoing.

     5.10  Undisclosed Liabilities.

     The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for that which individually or in the aggregate (i) is reflected on the Most Recent Balance Sheet, (ii) has arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business, or (iii) has been disclosed in the Company's Disclosure Letter.

     5.11  Legal Compliance.

     The Company has complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company by any governmental body alleging any failure to so comply. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

     5.12  Tax Matters.

          (a) For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
(ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) The Company has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. No such Tax Returns are currently the subject of audit or examination nor has the Company been notified of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority.
The Company is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

          (d) The Company has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

          (e) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     5.13  Properties.

          (a) The Company does not currently own and has never previously owned any real property.

          (b) Section 5.13 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Parent or its counsel correct and complete copies of the leases and subleases (as amended to date) listed in Section 5.13 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 5.13 of the Company Disclosure Letter:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects against the Company and, to the Company's Knowledge, the other Parties thereto;

               (ii) neither the Company nor, to the Company's Knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iii) neither the Company nor, to the Company's Knowledge, any other party thereto has repudiated any provision thereof;

               (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease: and

               (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

     5.14  Intellectual Property.

           (a) Section 5.14 (a) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

          (b) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Section 5.14(b) of the Company Disclosure Letter, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Technology or Intellectual Property Right from any Person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Section 5.14(b) of the Company Disclosure Letter, the Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

          (c) Except as set forth in Section 5.14(c) of the Company's Disclosure Letter, the Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

          (d) Except as set forth in Section 5.14(d) of the Company's Disclosure Letter, each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; (ii) the Company owns exclusively, and has good title to, all Copyrighted Works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property.

          (e) Except as set forth in Section 5.14(e) of the Company's Disclosure Letter, all Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

          (f) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (g) Except as set forth on Section 5.14(g) of the Company Disclosure Letter and with exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

          (h) All employees of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

          (i) Except as set forth in Section 5.14(i) of the Company's Disclosure Letter, the Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 5.14(i) of the Company Disclosure Letter, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

          (j) Except as set forth on Section 5.14(j) of the Company Disclosure Letter, no Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

          (k) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.

          (l) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 5.14(l) of the Company Disclosure Letter, the contracts, licenses and agreements listed in Section 5.14(l) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

          (m) Section 5.14(m) of the Company Disclosure Letter lists all material contracts, licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.

          (n) Except as set forth in Section 5.14(n) of the Company's Disclosure Letter, to the Knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

          (o) Except as set forth in Section 5.14(o) of the Company's Disclosure Letter, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

          (p) To the Company's Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.

          (q) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

          (r) No (i) product, technology, service or publication of the Company,
(ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes, under applicable law, obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

          (s) Except as set forth on Section 5.14(s) of the Company Disclosure Letter, the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the Knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

          (t) Except as set forth in Section 5.14(t) of the Company's Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

          (u) Except as set forth in Section 5.14(u) of the Company Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by the Company to any Person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

          (v) No information provided to or shared with the Company by Silicon Stemcell, L.L.C. ("Stemcell") or any of its members, employees or affiliates has been incorporated into the Company Intellectual Property. The Company has no Knowledge that, and has no information that would lead to a reasonable belief, that any patent application, whether pending in the United States or abroad, may cover the Company Intellectual Property, including, but not limited to, U.S. Patent Application Series Number 09/236,176, filed January 25, 1999 and entitled Printed Medium Activated Interaction Communication of Multimedia Information, including Advertising, U.S. Application Serial Number 09/295,823, filed April 21, 1999, entitled Method for Managing Printed Medium Activated Revenue Sharing Domain Name System Schemas and U.S. Application Serial Number 09/310,355, filed May 12, 1999, entitled Printed Medium Activated Interaction Communication.

          (x) All of the Company's products (including products currently under development): (i) record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant");
(ii) have not lost any functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) are interoperable with other products used and distributed by Parent that deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data. All of the Company's Information Technology (as defined below) is Year 2000 Compliant, and has not caused an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

     5.15  Tangible Assets.

     To the Company's Knowledge, the buildings, equipment, and other tangible assets that the Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

     5.16  Operation of Website.

     The Company has operated its primary website (www.IQorder.com) without
                                                   ---------------
disruption or interruption since July, 1999 (other than routine scheduled maintenance periods and minor unscheduled service interruptions which have not been material individually or in the aggregate). Section 5.16 of the Company Disclosure Letter contains the Company's audited website traffic reports for all periods from July, 1999 through February, 2000. The information contained in such reports has been prepared in accordance with customary Website traffic auditing practices and contains no material errors or omissions. The Company's website is not commercially live as of the date of this Agreement.

     5.17  Contracts.

     Section 5.17 of the Company Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements to which the Company is a party or by which the Company or any of its assets is bound:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

          (b) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

          (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

          (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

          (e) any agreement concerning a partnership or joint venture;

          (f) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 or under which a Security Interest has been imposed on any of the Company's assets, tangible or intangible;

          (g) any agreement to which the Company is a party and which contains covenants of the Company not to compete or engage in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or engage in any line of business of the Company;

          (h) any agreement with any Company Shareholder or any of such shareholder's Affiliates (other than the Company) or with any Affiliate of the Company;

          (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

          (j) any collective bargaining agreement;

          (k) any agreement for the employment (other than employment agreements that are terminable at will by the Company without payment of any penalty or severance benefit) of any individual on a full-time, part-time, consulting, or other basis;

          (l) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

          (m) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

          (n) any executory agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

          (o) any revenue or profit participation agreement which involves aggregate annual payments of more than $10,000;

          (p) any license, agreement or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of the Intellectual Property used in the Company's business;

          (q) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

          (r) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $10,000;

          (s) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

          (t) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

          (u) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

          (v) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

          (w) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

          (x) any agreement requiring the payment to any Person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business); and

          (y) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than one (1) year from the date hereof.

The Company has delivered to Parent or its counsel a correct and complete copy of each written agreement (as amended to date) listed in Section 5.17 of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Company Disclosure Letter. With respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither the Company nor, to the Company's Knowledge, any other Party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no Party has repudiated any provision of the agreement; and (D) the Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to the Company. The Company has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of Parties to any such agreement as are required thereunder in connection with the Merger or to remain in effect without modification after the Closing. Following the Effective Time, Sub will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     5.18  Notes and Accounts Receivable.

     All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

     5.19  Power of Attorney.

     There are no outstanding powers of attorney executed on behalf of the Company.

     5.20  Insurance.

     The Company has delivered to Parent or its counsel copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section
5.20 of the Company Disclosure Letter describes any self-insurance arrangements presently maintained by the Company.

     5.21  Litigation.

     Section 5.21 of the Company Disclosure Letter sets forth each instance in which the Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a party, or, to the Knowledge of the Company, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 5.21 of the Company's Disclosure Letter, to the Knowledge of the Company, there are no facts or circumstances which would form the basis of any claim against the Company.

     5.22  Restrictions on Business Activities.

     Except as set forth in Section 5.22 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or which is otherwise binding upon the Company which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

     5.23  Product Warranty.

     The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000.

     5.24  Employees.

     No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

     5.25  Employee Matters and Benefits.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 5.25(a)(i) below (which definition shall apply only to this Section 5.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Affiliate" shall mean any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto;

               (iii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

               (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (v)       "DOL" shall mean the Department of Labor;

               (vi) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

               (vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

               (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

               (xi)      "IRS" shall mean the Internal Revenue Service;

               (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 5.25(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

          (c) Documents. The Company has provided to Parent or its counsel: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

          (d) Employee Plan Compliance. Except as set forth on Section 5.25(d) of the Company Disclosure Letter, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company

Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, the Sub, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations. Except as set forth in Section 5.25(g) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) COBRA etc. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

          (i)  Effect of Transaction.

               (i) Except as set forth on Section 5.25(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Section 5.25(i) of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

          (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

          (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 5.25(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 5.25(k) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

     5.26 Guaranties.

     The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

     5.27 Environment, Health, and Safety.

          (a) For purposes of this Agreement, the following terms have the following meanings:

          "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

          "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

          "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

          (b) To the Company's Knowledge, each of the Company and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

          (c) To the Company's Knowledge, the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of the Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (d) To the Company's Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates.

          (e) To the Company's Knowledge, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

     5.28 Certain Business Relationships With the Company.

     Except as set forth in Section 5.28 of the Company's Disclosure Letter, to the Company's Knowledge, none of the Company Shareholders nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

     5.29 No Adverse Developments.

     Except as set forth in Section 5.29 of the Company's Disclosure Letter, there is no development (exclusive of general economic factors affecting business in general or the Internet sector in particular) or, to the Company's Knowledge, threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent Parent from conducting the business of the Surviving Corporation following the Closing in the manner in which the Company conducted business prior to the Closing.

     5.30  Full Disclosure.

     No representation or warranty in this Section 5 or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to Parent or its counsel true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Letter.

     5.31  H-1B Visas.

     The Company has no employees who are required to obtain an H-1B visa to work in the United States.

6.   Representations and Warranties of Parent and Sub.

     Parent and Sub represent and warrant to the Company that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

     6.1   Organization, Qualification, and Corporate Power.

     Parent and Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent. Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

     6.2   Authorization.

     Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are Parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are Parties. This Agreement and the Ancillary Agreements to which they are Parties and the transactions contemplated hereby and thereby have been approved by Parent's Board of Directors. The consummation of the Contemplated Transactions does not require the approval or consent of the shareholders of Parent. This Agreement and the Ancillary Agreements to which they are Parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Other than (x) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws,
(y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (z) any applicable filings required under the HSR Act, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     6.3  Capitalization.

          (a) As of February 29, 2000, the authorized capital stock of Parent consisted of (i) 15,000,000 shares of Preferred Stock, $0.0001 par value, of which 1 share was issued or outstanding, and (ii) 200,000,000 shares of Common Stock, $0.0001 par value, of which 108,288,253 shares were issued and outstanding. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.3 or as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent.

     (b) The shares of Parent Common Stock to be issued pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement will be validly issued, fully paid and nonassessable. The Replacement Options to be issued pursuant to Section
3.3 of this Agreement will be duly authorized and reserved for issuance on or before the Closing, and upon issuance thereof in accordance with this Agreement and the Certificate of Merger, will be validly issued, fully paid and nonassessable. The shares of Parent Common Stock issuable with respect to the Replacement Options are registered under an existing registration statement on Form S-8.

     6.4  Noncontravention.

     Neither the execution and the delivery of this Agreement nor the consummation of the Contemplated Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Sub is subject or any provision of their respective charters or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Sub is a party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the Parent SEC Reports.

     6.5  SEC Filings.

     Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1999, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) the proxy statement relating to Parent's annual meeting of shareholders held on May 24, 1999, and (iii) its Current Reports on Form 8-K dated July 15, 1999, August 16, 1999, September 27, 1999, October 14, 1999 (as amended), December 16, 1999 (as amended), December 29, 1999 (as amended), February 25, 2000 and March 10, 2000 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     6.6  Brokers' Fees.

     Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     6.7  Financial Statements.

     The financial statements of Parent included in the Form 10-K referred to in
Section 6.5 (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the consolidated financial condition of the Parent as of such dates and the consolidated results of operations of the Parent for such periods.

     6.8  No Material Adverse Effect.

     Since December 31, 1999, there has not been any event having a Material Adverse Effect on the Parent and its subsidiaries, taken as a whole.

     6.9  Litigation.

     There is no pending Proceeding (i) that has been commenced by or against the Parent or any of its subsidiaries or that otherwise relates to or may affect the Parent or any of its subsidiaries, which Proceeding has not been disclosed in the Parent SEC Reports and which could have a Material Adverse Effect on Parent, or (ii) that challenges that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Parent, no such proceeding has been threatened. As used in this paragraph, "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator.

7.   Pre-Closing Covenants.

     With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

     7.1  General.

     Each of the Parties will use their Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

     7.2  Notices and Consents.

     The Company will give any notices to third parties and will use its reasonable Best Efforts to obtain any third party consents that are required in connection with the matters identified in Section 5.4 of the Company Disclosure Letter or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company. Each of the Parties will give any notices to, make any filings with, and use its reasonable Best Efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Company Disclosure Letter or as otherwise required in connection with the Merger.

     7.3  Operation of Business.

     The Company will (a) conduct its business only in the Ordinary Course of Business, (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, (c) confer with Parent concerning operational matters of a material nature, (d) not hire or engage any new employee or contractor, or enter into any binding commitment to do so, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed and (e) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company. In addition, except as otherwise expressly permitted by this Agreement, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 5.9 is likely to occur. The Parties acknowledge that activities of the Company's business between the date of this Agreement and the Effective Time requiring consent of Parent pursuant hereto which are explicitly agreed to by Parent, including, without limitation, via confirmed exchange of email correspondence between authorized representatives of the Parties, will be, except as otherwise set forth on the Company's Disclosure Letter, considered consent to the subject matter thereof, and, if and to the extent that the Company is required to update the Disclosure Letter as a result thereof, such update shall be deemed to modify the Disclosure Letter.

     7.4  Access to Information.

     Each of the Company and Parent will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

     7.5  Notice of Developments.

     Each of the Company and Parent will give prompt written notice to the other Party of any material development causing a Breach of any of its own representations and warranties in Section 5 or Section 6 above, as the case may be. No disclosure pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Company Disclosure Letter, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     7.6  Shareholder Approval.

     As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Shareholders for approval and adoption as provided by the Arizona Act and its Articles of Incorporation and Bylaws. The Company shall use its Best Efforts to solicit and obtain the consent of the Company Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company Shareholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of a majority of the outstanding shares of Company Common Stock.

     7.7  No Solicitation.

          (a) From and after the date hereof and until the earlier of the Effective Time, the termination of this Agreement and May 31, 2000, the Company shall instruct its Representatives not to, directly or indirectly, solicit, initiate or intentionally encourage (including by way of furnishing non-public information) any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) in respect of the Company or any of its material assets, from any Person, or engage in any discussion or negotiations relating thereto or enter into any agreement with any Person providing for or contemplating any Acquisition Proposal.

          (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or Parties conducted heretofore by the Company or its other Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal and any amendments thereto with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making it and any subsequent modifications thereto), promptly, but in any event within 48 hours, after receipt by the Company.

          (c)  As used in this Section 7.7, "Acquisition Proposal" shall mean:

               (i) a bona fide proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Company or any material asset of the Company; or

               (ii) any bona fide proposal to acquire in any manner any of the Company's Capital Stock (other than upon the exercise of options outstanding on the date hereof and listed in Section 5.3(b) of the Company Disclosure Letter).

     7.8  Regulatory Filings.

     As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent and the Company each shall (a) use reasonable efforts to obtain early termination of the waiting period under the HSR Act, (b) promptly supply the other with any information which may be required in order to effectuate such filings, and (c) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     7.9   Option Grants.

     Parent and the Company will mutually agree on the allocation of the grant of options to purchase 160,000 shares (after giving effect to the stock split effective on or about April 6, 2000) of Parent Common Stock (the "Closing Options") to certain of the Company's employees conditioned upon, and effective as of, the Closing, provided that such employees become employees of Parent as of the Closing. The Closing Options shall (i) be granted pursuant to the 1996 Plan, (ii) have a grant date and vesting commencement date as of the Monday immediately following the Closing Date, unless such Monday is not a trading day in which case the measurement date shall be the Friday immediately preceding such Monday, provided, however, that if the Closing Date is a Monday, the measurement date shall be the Closing Date, (iii) have an exercise price not greater than the per share fair market value of the Parent Common Stock on the Monday immediately following the Closing Date, unless such Monday is not a trading day in which case it shall be as of the Friday immediately preceding such Monday, provided, however, that if the Closing Date is a Monday, it shall be the fair market value as of the Closing Date, (iv) be subject to vesting over four (4) years from the Closing Date, with 25% of the Closing Options vesting one (1) year after the Closing Date and the balance thereof vesting monthly over the following three years, and (iv) be subject, in all other respects, to the 1996 Plan and the Parent's standard form of option agreement.

     7.10  Obligation to Update Disclosure Letter.

     Not later than three (3) days prior to the Closing Date, the Company shall deliver to Parent an update of the Company Disclosure Letter. Except as otherwise provided in Section 7.3, no such update shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any representation or warranty made by the Company in this Agreement as of the date hereof or as of the Closing, or (ii) determining whether any of the conditions set forth in Section 9 have been satisfied. The Company shall not be deemed to have breached or failed to comply with its covenant to deliver such update to the Company Disclosure Letter by reason of any actual or alleged inaccuracies in, or any actual or alleged omissions from, any such updated Company Disclosure Letter.

     7.11  Fairness Hearing and Permit; Registration; Shareholder Approval.

     (a) As soon as practicable following the execution of this Agreement, Parent shall prepare and cause to be filed with the Commissioner of the Department of Corporations of the State of California (the "California Commissioner") an application and related notice of hearing (the "Permit Application") under Sections 25121 and 25142 of the California

Corporate Securities Law of 1968, as amended, and a related information statement or other disclosure document (the "Information Statement") to obtain a permit from the California Commissioner (a "3(a)(10) Permit") so that the issuance of the Merger Consideration in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act. In connection therewith, Parent and the Company shall each provide the documents it prepares to the other Party and its counsel for review and comment (and shall make such changes thereto as are reasonably requested by such other Party and its counsel) prior to filing such documents with the California Commissioner. Parent and the Company will respond to any comments from the California Department of Corporations and use their Best Efforts to have the 3(a)(10) Permit granted as soon as practical after such filing. The Company shall cooperate with Parent, and provide information to Parent, in connection with Parent's application for the California Permit.

     (b) Notwithstanding anything to the contrary contained herein, in the event it is determined to the reasonable satisfaction of Parent and the Company that a 3(a)(10) Permit will not be obtainable with respect to the Merger, or that the shares of Parent Common Stock issuable in the Merger may otherwise not be issued in reliance on Section 3(a)(10) of the Securities Act, then Parent and the Company shall proceed to arrange for the issuance of the Merger Consideration in reliance on the Private Placement Exemption (which shall be conditioned on the receipt by Parent of such certificates and information as Parent reasonably requires in order to document compliance with the Private Placement Exemption, and which the Company agrees to use its Best Efforts to obtain from the Company Shareholders); provided that, the Private Placement Exemption shall be deemed not feasible if the Company, after using Best Efforts, is unable to obtain Shareholder Certificates in the form of Exhibit E-1 hereto executed by all Company Shareholders within thirty (30) days after determination that Section 3(a)(10) will not be relied upon. In the event the Parent Common Stock issuable in the Merger is issued in reliance on the Private Placement Exemption, then Parent shall register such shares for resale pursuant to a registration statement.

     (c) Notwithstanding anything to the contrary contained herein, in the event it is determined to the reasonable satisfaction of Parent and the Company that the Merger Consideration issuable in the Merger may not be issued in reliance on Section 3(a)(10) of the Securities Act or in reliance on a Private Placement Exemption, Parent shall promptly prepare and file with the SEC a registration statement on Form S-4. The Company shall provide to Parent and its counsel for inclusion in the prospectus of Form S-4, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request. Parent shall use reasonable efforts to respond to any comments of the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the proxy statement to be mailed to the Company Shareholders at the earliest practicable time (it being understood that Parent shall file all amendments to the Form S-4 and all responses to SEC comments, and the Company shall use reasonable efforts to assist Parent at Parent's request from time to time in this regard). Parent will notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the proxy statement or for additional information and will supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Form S-4 or the proxy statement.

     (d) In the event the Parent Common Stock is issued pursuant to a Section 3(a)(10) exemption or the Private Placement Exemption, Parent will use reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Effective Date during which Parent is subject to the reporting requirements of the Securities Act or the Exchange Act, or any similar federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time; and (b) file with the Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act.

     (e) As promptly as practicable after the execution of this Agreement and at such time as Parent may request so as not to interfere with the Section 3(a)(10) exemption, the Private Placement Exemption or the S-4 registration process, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Shareholders for approval and adoption as provided by the Arizona Act and its Articles of Incorporation and bylaws. The Company shall solicit and obtain the consent of the Company Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company Shareholders shall be subject to review and reasonable approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

8.   Post-Closing Covenants.

     With respect to the period following the Effective Time:

     8.1  General.

     In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

     8.2  Litigation Support.

     In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

     8.3  Confidentiality.

     Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential in accordance with the terms of that certain letter agreement dated March 7, 2000 between the Company and Parent, which the Company and Parent hereby ratify and confirm is in full force and effect The Company and its employees and agents acknowledge that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and its employees and agents, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

     8.4   FIRPTA Compliance.

     On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

     8.5   Registration Statement.

     If the issuance and sale of the Merger Consideration is made pursuant to a Private Placement Exemption, and subject to certain limitations set forth in the Registration Rights Agreement between the Parent and certain Company Shareholders party thereto attached hereto as Exhibit F, (i) Parent shall, at Parent's own expense, use its Best Efforts to file as soon as reasonably practicable after the Closing Date (but not later than 30 days thereafter), a registration statement (the "Registration Statement") under the Securities Act to provide for resale by the Company Shareholders who execute and deliver to Parent the Registration Rights Agreement of the shares of Parent Common Stock constituting the Merger Consideration (including the Escrow Shares) and shall use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable thereafter. The rights and obligations of the Company Shareholders and Parent in respect of the Registration Statement shall be as set forth in the Registration Rights Agreement. Notwithstanding anything herein or in the Registration Rights Agreement, in the event that all of the shares of Parent Common Stock issued to a Company Shareholder can be sold by such Person in a single three (3) month period in accordance with Rule 144 under the Securities Act, Parent shall have no obligation to cause such shares to be registered. Notwithstanding Section 9.2(h), the Company Shareholders shall have fifteen (15) days following Closing to execute and deliver to Parent the Registration Rights Agreement.

     8.6   Additional Documents and Further Assurances.

     Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may reasonably be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     8.7   Tax Free Reorganization.

     The Parties intend to adopt this Agreement as a tax-free plan of reorganization under Section 368(a) of the Code. The Parent Common Stock issued in the Merger will be issued solely in exchange for the Company Capital Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Company Capital Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Parent for the Company Capital Stock in the Merger. The Parties shall not take a position on any tax return inconsistent with this Section 8.7 unless there has been a final "determination" (within the meaning of Section 1313(a) of the Code) to the contrary. From and after the Effective Time, Parent will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business within the meaning of Treasury Regulations Section 1.368-1(c). As soon as reasonably practical after the Effective Time, Parent shall take (and shall cause the Company to take) such action as may be necessary to effect the Upstream Merger.

9.   Conditions to Obligations to Close.

     9.1  Conditions to Parent's and Sub's Obligation to Close.

     The obligations of Parent and Sub to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

          (a)  Representations and Warranties.

               (i) The representations and warranties set forth in Section 5 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

          (ii)   The representations and warranties set forth in Sections 5.2,
5.3 and 5.6 above shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

     (b) Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

     (c) Consents. The Company shall have procured all of the third party consents specified in Section 5.4 of the Company Disclosure Letter, including, but not limited to the consent to the assignment, in form reasonably satisfactory to Parent, of the lease between Carleton Investors, LLC ("Carleton") and Mythos MSC Software Corporation dated June 21, 1994, as amended, which Parent shall, subject to such reasonable terms and conditions as Parent and Carleton, or any successors thereto, may mutually agree, guarantee if necessary to procure such assignment.

     (d) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially the right of Parent to control the Sub following the Effective Time, or (D) affect materially the right of Parent or the Sub to own the Company's assets (including without limitation its Intellectual Property) and to operate the Company's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(d) to occur.

     (e) Certificates. The President and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all respects.

     (f) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in Section 5.4, Section 7.2 or Section 7.8 above or disclosed in a corresponding section in the Company Disclosure Letter.

     (g) Standard Employee Agreements. The Company shall have obtained and delivered to Parent a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 5.14(i) of the Company Disclosure Letter, executed by all current employees, consultants and contractors of the Company. In addition, the Persons listed on Exhibit G-1 shall each have executed delivered to Parent Parent's standard form of employee Non-Disclosure, Invention Release and Non-Competition

Agreement in substantially the form attached hereto as Exhibit G-2, and such No n-Disclosure, Invention Release and Non-Competition Agreements shall be in full force and effect.

          (h) Employment Agreements. The Persons listed on Exhibit D-1 shall each have executed and delivered to Parent an Employment Agreement in substantially the form attached hereto as Exhibit D-2, and such Employment Agreements shall be in full force and effect.

          (i) Non-competition Agreements. The Persons listed on Exhibit C-1 shall each have executed and delivered to Parent a Non-competition Agreement in substantially the form attached hereto as Exhibit C-2, and such Non-competition Agreements shall be in full force and effect.

          (j) Shareholder Certificate. In the event the Merger Consideration is to be issued to the Company Shareholders pursuant to a Private Placement Exemption, each Company Shareholder shall have executed and delivered to Parent a Shareholder Certificate in substantially the form attached hereto as Exhibit E -1.

          (k) Affiliate Certificate. Each Company Shareholder that is an Affiliate of the Company shall have executed and delivered to Parent an Affiliate Certificate in substantially the form attached hereto as Exhibit E-2.

          (l) Legal Opinion. Parent shall have received from Procopio, Cory, Hargreaves & Savitch LLP, counsel to the Company, an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Parent, and dated as of the Closing Date.

          (m) Shareholder Vote. This Agreement and the Merger shall have been approved by the vote of the holders of at least two-thirds (2/3) of the outstanding Company Capital Stock and holders of not more than 5% of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

          (n) No Material Adverse Effect. There shall not have occurred any event having a Material Adverse Effect on the Company since the Most Recent Fiscal Period End.

          (o) Voting Agreements. The Voting Agreements executed and delivered to Parent on the date hereof by holders with beneficial ownership of a majority of the outstanding shares of Company Common Stock shall remain in full force and effect.

          (p) Restricted Stock Agreement. The Persons listed on Exhibit I-1 shall each have executed and delivered to Parent a Restricted Stock Agreement in substantially the form attached hereto as Exhibit I-2.

          (q) Releases. Each officer and director of the Company, and each holder of more than five percent (5%) of the Company's capital stock, shall have executed and delivered a Release in substantially the form attached hereto as Exhibit J.

          (r) Optionee Consents. Each holder of an outstanding Company Option shall have consented to the granting of a Replacement Option, as contemplated by
Section 3.3, in substantially the form attached hereto as Exhibit K.

          (s) FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

          (t) Resignation of Directors. Each of the directors of the Company shall have resigned.

          (u) Option Grants. Parent and the Company shall have mutually agreed on the allocation of the Closing Options to be granted to certain of the Company's employees upon the Closing.

          (v) Certain Agreements. The agreements in effect on the date of this Agreement between the Company and each of General Electric Global eXchange Services ("GEC") and QRS Corporation ("QRS"), respectively, shall be in full force and effect and the Company shall not be in material breach thereunder.

          (w) Financial Statements. The Company shall have provided to Parent restated Financial Statements reflecting the effects of the vesting acceleration of options held by James Ferguson and Mike Bernstein, Mike Powell and Cooley Godward, if any.

          (x) Bernstein and Powell. The Company shall have obtained a waiver and release of any and all claims from Michael Bernstein and Michael Powell arising from or relating to their relationship with the Company.

          (y) Severance Side Letter. The Company shall have executed and delivered the side letter between Parent and the Company relating to the termination of certain Company employees.

Parent may waive any condition (in whole or in part) specified in this Section
9.1 if it executes a writing so stating at or prior to the Closing.

     9.2  Conditions to the Company's Obligations.

     The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties set forth in Section 6 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

          (b) Covenants. Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

          (c) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect). All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

          (d) Certificate. The President or other duly authorized officer of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 9.2(a), (b), (c) and (f) is satisfied in all respects.

          (e) Legal Opinion. The Company shall have received from Perkins Coie, LLP, counsel to Parent an opinion in form and substance as set forth in Exhibit L attached hereto, addressed to the Company, and dated as of the Closing Date.

          (f) Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (g) Option Grants. Parent and the Company shall have mutually agreed on the allocation of the Closing Options to certain of the Company's employees upon the Closing, and such Closing Options shall have been granted by parent effective as of the Closing Date.

          (h) Registration Rights Agreement. In the event the Merger Consideration is to be issued to the Company Shareholders pursuant to a Private Placement Exemption, Parent shall have executed and delivered to the Company the Registration Rights Agreement in substantially the form attached hereto as Exhibit F.

          (i) Severance Side Letter. Parent shall have executed and delivered the side letter between Parent and the Company relating to the termination of certain Company employees.

The Company may waive any condition (in whole or in part) specified in this
Section 9.2 if it executes a writing so stating at or prior to the Closing.

10.  Survival of Representations, Warranties and Covenants; Indemnity; Escrow.

     10.1  Survival of Representations and Warranties.

     Except as otherwise set forth in Section 10.4, all covenants of the Company to be performed prior to the Effective Time, and all representations and warranties of the Company in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Merger for a period ending one (1) year from the Effective Time of the Merger. All covenants of Parent to be performed prior to the Effective Time, and all representations and warranties of Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     10.2  Escrow Arrangements.

          (a)  Indemnity; Escrow Fund.

               (i) The Company Shareholders agree to indemnify and hold Parent and its Representatives and Affiliates (collectively, the "Indemnified Persons") harmless from and against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) and diminution in value (hereinafter individually a "Loss" and collectively "Losses") incurred by the Indemnified Persons directly or indirectly as a result of (A) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, or (B) any failure by the Company or any Company Shareholder to perform or comply with any covenant contained in this Agreement. Except as otherwise provided in Sections 10.3 and 10.4, the Escrow Fund shall be the sole remedy to compensate the Indemnified Persons for such Losses. Company Shareholders shall not have any right of contribution from Parent with respect to any Loss claimed by Parent. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration.

               (ii) As soon as practicable after the Effective Time, shares of Parent Common Stock which comprise the Escrow Amount, without any act of any Company Shareholder, will be deposited with ChaseMellon Shareholder Services, L.L.C., as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each Company Shareholder shall be in proportion to the aggregate Merger Consideration which such holder would otherwise be entitled under Section 3.1. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each Company Shareholder is in the proper proportion, which determination shall be made by Parent.

          (iii) Notwithstanding anything contained in Section 10.2(a)(i) and except as set forth in Section 10.4, the Company Shareholders shall not have any liability or obligation to indemnify any Indemnified Person for any Losses unless and until Officer's Certificates (as hereinafter defined) shall have been delivered with respect to Losses which equal or exceed two hundred fifty thousand dollars ($250,000) in the aggregate for all Losses (the "Basket Amount"). At such time as Officer's Certificates with respect to Losses which meet the foregoing thresholds have been delivered, Parent and Sub shall be entitled to indemnification for all Losses, including the Basket Amount.

               (iv) The Escrow Fund shall be available to compensate the Indemnified Persons for Losses. However, the failure to make a claim against the Escrow Fund will not constitute an election of remedies or limit the Indemnified Persons in any manner in the enforcement of any other remedies that may be available to them pursuant to the terms hereof.

          (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing until the one year anniversary of the Closing Date (the "Escrow Period"). At the expiration of the Escrow Period, upon written notice to the Escrow Agent from the Parent and the Shareholder Agent setting forth such number of Escrow Shares to be released and the allocation of such Escrow Shares, such portion of the Escrow Fund shall be released from Escrow to the Company Shareholders in an amount equal to the Escrow Amount less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Parent and the other Indemnified Persons pursuant to this Section 10 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in Section 10.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and the Shareholder Agent or the written decision of the arbitrators as described in Section 10.2(f)), the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Indemnified Persons or to Company Shareholders pursuant to this Section 10.2(b) and Section 10.2(d)(iii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Shareholder Agent and delivered to the Escrow Agent in writing.

          (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such funds in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (d) Distributions; Voting; Claims Upon Escrow Fund.

               (i) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on Parent Common Stock in the Escrow Fund, shall be paid to the Persons who, prior to the Merger, were Company Shareholders in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

              (ii) Each Person who, prior to the Merger, was a shareholder of the Company shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund.

               (iii) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that an Indemnified Party has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 10.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amount of Escrow Shares as are set forth in the relevant Officer's Certificate.

               (iv) For the purposes of determining the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the shares of Parent Common Stock shall be valued at the Average Closing Price.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent, and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Parent of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 10.2(d) hereof, provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  Resolution of Conflicts; Arbitration.

               (i) In case the Shareholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery of such Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Agent cannot mutually agree on one arbitrator, Parent and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything in Section 9.2(e) to the contrary hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s) as well as the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund. In the event that the Escrow Agent has not received evidence of resolution under Section 10.2(f)(i) or this Section 10.2(f)(ii), the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in King County,

Washington, under the rules then in effect of the American Arbitration Association. Subject to Section 12.15, each Party to any arbitration pursuant to this Section 9.2(f) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Parent, on the one hand and the Company Shareholders, on the other. Neither the expenses that the Shareholder Agent incurs in the course of any arbitration pursuant to this Section 10.2(f) nor the Shareholder Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

          (g) Shareholder Agent; Power of Attorney.

               (i) In the event that the Merger is approved by the Company Shareholders, effective upon such vote, and without any further act of any Company Shareholder, each Shareholder Agent shall be appointed as agent and attorney-in-fact for each Company Shareholder, for and on behalf of each such Company Shareholder, to give and receive notices and communications, to authorize delivery to Parent of shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Agent for the accomplishment of the foregoing. The Shareholder Agent may be changed by the Company Shareholders from time to time upon not less than thirty (30) days' prior written notice to Parent and Escrow Agent (which notice shall set forth the effective date of the change in Shareholder Agent and the name, notice information and specimen signature of the new Shareholder Agent); provided that a Shareholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Company Shareholders.

               (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

          (h) Actions of the Shareholder Agents; Majority Vote. A decision, act, consent or instruction the persons constituting a majority of the Shareholder Agents shall constitute a decision of all the Company Shareholders and shall be final, binding and conclusive upon each of such Company Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

          (i) Third-Party Claims. In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Agent of such claim, and the Shareholder Agent and the Company Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Shareholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Section 9 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

          (j)  Escrow Agent's Duties.

               (i) The Escrow Agent's duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent (and which are reasonably acceptable to the Escrow Agent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any Person for damages, claims, liabilities, penalties, settlements, judgments, costs, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement, memorandum or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

               (vi) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlements, judgments, penalties, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its gross negligence or willful misconduct. All costs and expenses incurred by the Escrow Agent in enforcing this right of indemnification shall be paid by Parent.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their Best Efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Washington. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

               (ix) In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

               (x) Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow Agent delivered to Parent at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of Parent and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent, which consent shall not be unreasonably withheld or delayed), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

          (l) Survival. The obligations of the Parties under Section 10.2(k) and Section 10.2(j)(vii) hereof shall survive termination of this Agreement and resignation or substitution of the Escrow Agent.

     10.3  Exclusive Remedy.

     The indemnity set forth in this Section 10 and the Escrow Fund provided for herein shall apply only to Breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein and, except as provided in this Section 10.3 below and in Section 10.4, resort to the Escrow Fund shall be the exclusive right and remedy of the Indemnified Persons for such Breaches, or for breaches of any Shareholder Certificate or otherwise under or in connection with this Agreement, once the Closing occurs. Notwithstanding anything herein to the contrary, the existence of this Section 10 and of the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to any knowing and intentional or fraudulent actual Breaches of the representations and warranties or covenants of the Company contained in this Agreement or of any Company Shareholder contained in a Shareholder Certificate. In addition, this Section 10.3 shall not apply if the Merger does not close, and if the Merger does close, this Section 10.3 shall survive indefinitely.

     10.4  Silicon Stemcell Matter.

     Notwithstanding anything herein to the contrary, including Section 10.3, or the fact that the Company Disclosure Letter sets forth the existence of a dispute ("Dispute") between the Company and Stemcell, each of the Principal Shareholders agrees that he shall indemnify and hold the Indemnified Persons harmless from and against any and all Losses directly or indirectly incurred by the Indemnified Persons that in any way result from or relate to (A) any lawsuit or claim asserted by Stemcell or any of its members, employees, affiliates or assignees including without limitation, claims for patent or copyright infringement or trade secret misappropriation, regardless of whether such claims have presently accrued (e.g. claims relating to patents that may issue pursuant to the patent applications set forth in Section 5.14(v)); or (B) Stemcell or the Dispute; provided, however, that notice of any such claim for indemnification must be made, in writing, to the Shareholder Agent within two (2) years from the Effective Time without regard to the date of any actual Loss; provided, further, that the indemnification provided in this Section 10.4 as to each Principal Shareholder shall be limited to an aggregate of $1,933,333, without regard to the Basket

Amount, and such indemnification shall be in addition to the obligations of the Principal Shareholders as Company Shareholders pursuant to Sections 3.9, 10.1,
10.2 and 10.3.

11.  Termination.

     11.1  Termination of the Agreement.

     The Parties may terminate this Agreement as provided below:

          (a) Parent and the Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

          (b) Parent or the Company may terminate this Agreement by written notice if: (i) the Closing has not occurred by July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

          (c) Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would (i) prohibit Parent's or Sub's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent, Sub or the Company to dispose of or hold separate all or a portion of the business or assets of Parent or the Company as a result of the Merger;

          (d) Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within thirty (30) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (e) the Company may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

          (f) Parent or the Company may terminate this Agreement by written notice if the Company Shareholders meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company Shareholders shall have taken a final vote on the matters set forth in Section 7.6 hereof, and such matters shall not have been approved at such meeting by the Company Shareholders, provided that Parent shall have voted in favor of such matters as contemplated by the Voting Agreements; and

          (g) Parent may terminate this Agreement by written notice if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

          (h) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that the Dissenting Shares exceed five percent (5%) of the aggregate number of outstanding shares of Company Capital Stock; provided, however, that the Company shall have not less than ten (10) days nor more than twenty (20) days following such notice to cure such condition.

     11.2  Effect of Termination.

     If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Sections 8.3 (confidentiality), 11.3 (termination fees and other events) and 12 (miscellaneous) shall survive termination.

     11.3  Termination Fees and other Events.

          (a) The Company shall pay to Parent a termination fee of $5,800,000, plus Expenses payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, Parent is not in material breach of its obligations under this Agreement, and one or more of the following events, which shall be deemed to be a termination by the Company for purposes of this Section 11.3, has occurred:

               (i) the Board of Directors of the Company shall have failed to unanimously recommend, shall have changed its unanimous recommendation concerning the Merger and the Contemplated Transactions, or shall have recommended an alternative Acquisition Proposal, or shall have disclosed, in any manner, its intention not to unanimously recommend, to change its unanimous recommendation to shareholders concerning the Merger or to recommend an alternative Acquisition Proposal; or

               (ii) the Company Shareholders shall have failed to approve the Contemplated Transactions in accordance with Section 11.1(f).

          (b) Parent shall pay to the Company a termination fee of $5,800,000 plus Expenses, payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, the Company is not in material breach of its obligations under this Agreement, and Parent has willfully and materially breached any representation, warranty, covenant or agreement contained in this Agreement. Any such termination of this Agreement pursuant to this Section 11.3(b) shall be deemed a termination by Parent for purposes of this Section 11.3.

          (c) For purposes of this Section "Expenses" shall mean the amount of any documented out-of-pocket expenses incurred by a Party and its Affiliates in connection with the negotiation and preparation of this Agreement and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby and its due diligence review (including fees of counsel and accountants) up to the date of termination of this Agreement.

          (d) The Company and Parent each acknowledge and agree that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 11.3, if any Party fails to pay the other Party any fees or expenses due under this Section 11.3 within the time required under this Agreement or, if no time period is specified, within five business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the delinquent Party shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Chase Manhattan Bank from the date on which such fees and expenses were required to be paid.

          (e) The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by non-terminating Party if a Party were to terminate this Agreement as contemplated by paragraph (a) or (b). It is understood and agreed by the Parties that if the non-terminating Party shall be damaged by such a termination, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) the termination fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iii) the termination fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination, and shall be the sole and exclusive measure of damages with respect to any such termination. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, the terminating Party and its Affiliates shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

12.  Miscellaneous.

     12.1  Press Releases and Public Announcements.

     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Parent may make any public disclosure it believes in good faith after consultation with legal counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure). In furtherance of the foregoing sentence, the Parties agree and acknowledge that Parent, after providing the Company with notice and an opportunity to review and comment upon such disclosure, will issue a press release following the execution and delivery of this Agreement by the Parties.

     12.2  No Third-Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns.

     12.3  Entire Agreement and Modification.

     This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties, and, to the extent the rights, duties, indemnifications or obligations of the Escrow Agent are affected thereby, the Escrow Agent.

     12.4  Succession and Assignment.

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that Parent may assign any or all of its rights and interests hereunder to one or more of its Affiliates.

     12.5  Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     12.6  Headings.

     The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.7  Notices.

     All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

     If to Parent:

     InfoSpace.com, Inc.
     15375 NE 90th Street
     Redmond, Washington 98052
     Attention:  Ellen B. Alben or John M. Hall
     Facsimile:  425-883-9110

     Copy to:

          Perkins Coie LLP
          1201 Third Avenue, Suite 4800
          Seattle, Washington  98101
          Attention:  Edmund O. Belsheim
          Facsimile:  206-583-8500

     If to the Company:

     IQorder.com, Inc.
     4645 S. Ash Avenue, Bldg. I-3
     Tempe, Arizona  85282
     Attention:  Michael Bates
     Facsimile: 480-922-9528

     Copy to:

          Procopio, Cory, Hargreaves & Savitch LLP
          530 B Street, Suite 2100

          San Diego, CA 92101
          Attention:  Robert F. Stansell
          Facsimile:  619-235-0398

     If to the Escrow Agent:

     ChaseMellon Shareholder Services, L.L.C.
     520 Pike Street, Suite 1220
     Seattle, Washington  98101
     Attention:  Relationship Manager
     Facsimile:  206-674-3059

     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

     12.8   Governing Law.

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     12.9   Forum Selection; Consent to Jurisdiction.

     All disputes arising out of or in connection with this Agreement (other than matters relating to the Escrow Agent or matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Washington. The Parties hereby consent to the jurisdiction of the Courts of the State of Washington and the United States District Court of the Western District of Washington and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

     12.10  Waivers.

     The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.11  Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     12.12  Expenses.

     Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     12.13  Construction.

     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     12.14  Company Disclosure Letter.

     In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     12.15  Attorneys' Fees.

     If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

     12.16  Further Assurances.

     The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.17  Time of Essence.

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.



        (The remainder of this page has been left blank intentionally.)

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

     Parent:                 INFOSPACE.COM, INC.

                             By: /s/ Naveen Jain
                                -----------------------------------------
                             Name: Naveen Jain
                                  ---------------------------------------
                             Title: Chief Executive Officer and President
                                   --------------------------------------

     Company:                IQORDER.COM, INC.

                             By: /s/ Michael B. Bates
                                -----------------------------------------
                             Name: Michael B. Bates
                                  ---------------------------------------
                             Title: Chief Executive Officer
                                   --------------------------------------

     Sub:                    IQORDER ACQUISITION CORPORATION

                             By: /s/ Naveen Jain
                                -----------------------------------------
                             Name: Naveen Jain
                                  ---------------------------------------
                             Title: President
                                   --------------------------------------

      Escrow Agent:          CHASEMELLON SHAREHOLDER
                             SERVICES, L.L.C.

                             By: /s/ Thomas L. Cooper
                                -----------------------------------------
                             Name: Thomas L. Cooper
                                  ---------------------------------------
                             Title: Assistant Vice President
                                   --------------------------------------


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                      /s/ Michael Bates
                                      ---------------------------------
                                      Michael Bates


                                      /s/ James Ferguson
                                      ---------------------------------
                                      James Ferguson


                                      /s/ Kelvin Moeller
                                      ---------------------------------
                                      Kelvin Moeller



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]